As filed with the Securities and Exchange Commission on December 21, 2018
File No. 001-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
ATHENA SPINCO INC.*
(Exact name of Registrant as specified in its charter)
Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. employer Identification number)
3, Iassonos Street Piraeus, Greece (Address of principal executive offices)	18537 (Zip Code)
(203) 413-2000
(Registrant’s telephone number, including area code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, par value $0.001 per share
Securities to be registered pursuant to Section 12(g) of the Act: None
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
☐ Large Accelerated Filer	☐ Accelerated Filer
☒ Non-Accelerated Filer (Do not check if smaller reporting company)	☐ Smaller Reporting Company

*
The registrant is currently named Athena SpinCo Inc. Before the effective date of this registration statement, the registrant will change its name to Diamond S Shipping Inc.

Athena SpinCo Inc.
INFORMATION REQUIRED IN REGISTRATION STATEMENT
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
AND ITEMS OF FORM 10
Certain information required to be included herein is incorporated by reference to specifically identified portions of the body of the information statement filed herewith as Exhibit 99.1. None of the information contained in the information statement shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.
Item 1. Business.
The information required by this item is contained under the sections of the information statement entitled “Information Statement Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Athena,” “Business,” “Certain Relationships and Related Person Transactions,” “The Transactions” and “Where You Can Find More Information.” Those sections are incorporated herein by reference.
Item 1A. Risk Factors.
The information required by this item is contained under the section of the information statement entitled “Risk Factors.” That section is incorporated herein by reference.
Item 2. Financial Information.
The information required by this item is contained under the sections of the information statement entitled “Summary Historical Combined Financial Data,” “Selected Historical Combined Financial Data of Athena,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Athena,” and “Index to Financial Statements” and the statements referenced therein. Those sections are incorporated herein by reference.
Item 3. Properties.
The information required by this item is contained under the section of the information statement entitled “Business—Properties.” That section is incorporated herein by reference.
Item 4. Security Ownership of Certain Beneficial Owners and Management.
The information required by this item is contained under the section of the information statement entitled “Security Ownership of Certain Beneficial Owners and Management.” That section is incorporated herein by reference.
Item 5. Directors and Executive Officers.
The information required by this item is contained under the section of the information statement entitled “Management.” That section is incorporated herein by reference.
Item 6. Executive Compensation.
The information required by this item is contained under the sections of the information statement entitled “Executive Compensation” and “Management—Compensation Committee Interlocks and Insider Participation.” Those sections are incorporated herein by reference.
Item 7. Certain Relationships and Related Transactions.
The information required by this item is contained under the sections of the information statement entitled “Management” and “Certain Relationships and Related Person Transactions.” Those sections are incorporated herein by reference.

Item 8. Legal Proceedings.
The information required by this item is contained under the section of the information statement entitled “Business — Legal Proceedings.” That section is incorporated herein by reference.
Item 9. Market Price of, and Dividends on, the Registrant’s Common Equity and Related Shareholder Matters.
The information required by this item is contained under the sections of the information statement entitled “Dividend Policy,” “Capitalization,” “The Transactions,” “Security Ownership of Certain Beneficial Owners and Management” and “Description of Diamond S Common Stock.” Those sections are incorporated herein by reference.
Item 10. Recent Sales of Unregistered Securities.
The information required by this item is contained under the section of the information statement entitled “Description of Diamond S Common Stock.” That section is incorporated herein by reference.
Item 11. Description of Registrant’s Securities to be Registered.
The information required by this item is contained under the sections of the information statement entitled “Dividend Policy,” “The Transactions” and “Description of Diamond S Common Stock.” Those sections are incorporated herein by reference.
Item 12. Indemnification of Directors and Officers.
The information required by this item is contained under the sections of the information statement entitled “Executive Compensation” and “Description of Diamond S Common Stock.” Those sections are incorporated herein by reference.
Item 13. Financial Statements and Supplementary Data.
The information required by this item is contained under the section of the information statement entitled “Index to Financial Statements” and the financial statements referenced therein. That section is incorporated herein by reference.
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
None.
Item 15. Financial Statements and Exhibits.
(a) Financial Statements
The information required by this item is contained under the section of the information statement entitled “Index to Financial Statements” and the financial statements referenced therein. That section is incorporated herein by reference.
(b) Exhibits
See below.
The following documents are filed as exhibits hereto:
Exhibit No.	Exhibit Description
2.1*	Transaction Agreement, dated as of November 27, 2018, by and among DSS Holdings L.P., DSS Crude Transport Inc., DSS Products Transport Inc., Diamond S Technical Management LLC, Capital Product Partners L.P., Athena SpinCo Inc., Athena Mergerco 1 Inc., Athena Mergerco 2 Inc., Athena Mergerco 3 LLC, and Athena Mergerco 4 LLC
3.1*	Amended and Restated Articles of Incorporation of Diamond S Shipping Inc.

Exhibit No.	Exhibit Description
3.2*	Amended and Restated Bylaws of Diamond S Shipping Inc.
4.1*	Specimen of Common Stock Certificate
4.2*	Form of Registration Rights Agreement
4.3*	Form of Director Designation Agreement
10.1*	Form of Management and Services Agreement
10.2*	Form of Commercial Management Agreement
10.3*	Form of Technical Management Agreement
10.4*	Credit Agreement, dated as of March 17, 2016, as amended, relating to a senior secured post-delivery term loan facility in the aggregate principal amount of up to $75,000,000, by and among, inter alios, DSS Vessel IV LLC, as Borrower, the lenders from time to time party thereto, Nordea Bank Finland Plc, New York Branch, as administrative agent, collateral agent and as a lender, and Diamond S Shipping II LLC, as the Parent Guarantor and the subsidiary guarantors party to the guaranty thereunder
10.5*	Credit Agreement, dated as of August 19, 2016, as amended, relating to a term loan and revolving loan facility in the aggregate principal amount of up to $235,000,000, by and among, inter alios, DSS Vessel LLC, as Borrower, the lenders from time to time party thereto, DNB Bank, ASA, as administrative agent and collateral agent, Diamond S Shipping II LLC, as Parent Guarantor, and the subsidiary guarantors party to the guaranty thereunder
10.6*	Credit Agreement, dated as of June 6, 2016, as amended, relating to a term loan facility in an amount of up to $460,000,000, by and among, inter alios, DSS Vessel II, LLC, as Borrower, the various other lenders party from time to time thereto, Nordea Bank Finland Plc, New York Branch, as administrative agent, collateral agent and as a lender, Diamond S Shipping III LLC, as Parent Guarantor, and the subsidiary guarantors party to the guaranty thereunder
10.7*	Credit Agreement, dated as of August 9, 2016, as amended, relating to a term loan facility in the aggregate amount of up to $66,000,000, by and among, inter alios, NT Suez Holdco LLC, as Borrower, the lenders party from time to time thereto, Crédit Agricole Corporate and Investment Bank, as administrative agent, collateral agent and as a lender, NT Suez GP LLC, as Parent Guarantor, and the subsidiary guarantors party to the guaranty thereunder
10.8*	Form of senior secured term loan and revolving credit facility in an aggregate principal amount of up to $360,000,000, by and among, inter alios, Diamond S Shipping Inc., as borrower, Nordea Bank Abp, New York Branch, as administrative agent and security trustee, the syndicate of financial institutions as lenders from time to time party thereto, and each subsidiary guarantor that is an owner of a collateral vessel identified therein as a guarantor
10.9*	Equity and Performance Incentive Plan
10.10*	Form of Stock Option Agreement
10.11*	Form of Director and Officer Indemnification Agreement
21.1*	Subsidiaries of the Company
99.1**	Preliminary Information Statement

*
To be filed by amendment

**
Filed herewith

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
ATHENA SPINCO INC.
By: /s/ Gerasimos (Jerry) Kalogiratos Name: Gerasimos (Jerry) Kalogiratos Title: Authorized Officer
Date: December 21, 2018